Exhibit 5.1

[Letterhead of NIKE, Inc.]

April 10, 2026

NIKE, Inc.,

One Bowerman Drive,

Beaverton, Oregon 97005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 45,000,000 shares (the “Incentive Securities”) of Class B Common Stock, no par value per share (the “Class B Common Stock”), of NIKE, Inc., an Oregon corporation (the “Company”), issuable under the NIKE, Inc. Stock Incentive Plan (the “Incentive Plan”), (ii) 8,000,000 shares (the “Foreign Securities” and together with the Incentive Securities, the “Securities”) of Class B Common Stock, issuable under the NIKE, Inc. Foreign Subsidiary Employee Stock Purchase Plan (the “Foreign Plan” and together with the Incentive Plan, the “Plans”) and (iii) $75,000,000 in additional deferred compensation obligations (the “Obligations”) incurred pursuant to the NIKE, Inc. Deferred Compensation Plan (the “DCP”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that (i) when the registration statement relating to the Securities and the Obligations (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Restated Articles of Incorporation and the Plans, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plans, the Securities will be validly issued, fully paid and nonassessable, and (ii) when the Registration Statement has become effective under the Act and the Obligations have been incurred as contemplated by the Registration Statement and the DCP, the Obligations will constitute legal, valid and binding unsecured obligations of the Company, enforceable against the Company in accordance with the terms of the DCP, subject to the qualification that the enforceability of the Obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting rights of creditors generally, and by general principles of equity.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mary I. Hunter

Mary I. Hunter
Vice President and Corporate Secretary